Exhibit 34.1

Deloitte & Touche LLP
JPMorgan Chase Tower 2200 Ross Avenue, Suite 1600 Dallas, TX 75201-6778 USA Tel: +1 214 840 7000 www.deloitte.com

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Shareholders

Santander Consumer USA, Inc.

Dallas, Texas

We have examined Santander Consumer USA, Inc.’s (the “Company’s”) compliance with the servicing criteria set forth in Item 1122(d) of the Securities and Exchange Commission’s Regulation AB for the privately and publically issued auto loan asset-backed securities transactions issued since 2007 for which the Company acted as servicer involving auto loans (the “Platform”) described in the accompanying Management’s Report on Assessment of Compliance with SEC Regulation AB Servicing Criteria as of and for the year ended December 31, 2012, excluding criteria 1122(d)(2)(iii), 1122(d)(2)(vi), 1122(d)(4)(ix), 1122(d)(4)(x), 1122(d)(4)(xi), 1122(d)(4)(xii), and 1122(d)(4)(xiii), for securitizations serviced by the Company, and excluding criteria 1122(d)(2)(i), 1122(d)(2)(iii), 1122(d)(2)(vi), 1122(d)(4)(i), 1122(d)(4)(iv), 1122(d)(4)(v), 1122(d)(4)(vi), 1122(d)(4)(vii), 1122(d)(4)(viii), 1122(d)(4)(ix), 1122(d)(4)(x), 1122(d)(4)(xi), 1122(d)(4)(xii), 1122(d)(4)(xiii), and 1122(d)(4)(xiv), for securitizations that are sub-serviced, which management has determined are not applicable to the activities performed by the Company with respect to the Platform. Appendix A to management’s assertion identifies the individual asset-backed transactions defined by management as constituting the Platform. Management is responsible for the Company’s compliance with the servicing criteria. Our responsibility is to express an opinion on the Company’s compliance with the servicing criteria based on our examination.

Our examination was conducted in accordance with attestation standards established by the American Institute of Certified Public Accountants, as adopted by the Public Company Accounting Oversight Board (United States), and, accordingly, included examining, on a test basis, evidence about the Company’s compliance with the applicable servicing criteria, including tests on a sample basis of the servicing activities related to the Platform, determining whether the Company performed those selected activities in compliance with the servicing criteria during the specified period, and performing such other procedures as we considered necessary in the circumstances. Our procedures were limited to selected servicing activities performed by the Company during the period covered by this report and, accordingly, such samples may not have included servicing activities related to each asset-backed transaction included in the Platform. Further, an examination is not designed to detect noncompliance arising from errors that may have occurred prior to the period specified above that may have affected the balances or amounts calculated or reported by the Company during the period covered by this report. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company’s compliance with the servicing criteria.

Member of

Deloitte Touche Tohmatsu Limited

As described in management’s assertion, for servicing criteria 1122(d)(2)(i), 1122(d)(4)(i), 1122(d)(4)(ii), 1122(d)(4)(iv), and 1122(d)(4)(viii), the Company has engaged certain vendors to perform certain activities required by this servicing criteria. The Company has determined that these vendors are not considered a “servicer” as defined in Item 1101(j) of Regulation AB, and the Company has elected to take responsibility for assessing compliance with the servicing criteria applicable to these vendors as permitted by Interpretation 17.06 of the SEC Division of Corporation Finance Manual of Publicly Available Telephone Interpretations (Interpretation 17.06). As permitted by Interpretation 17.06, the Company has asserted that it has policies and procedures in place designed to provide reasonable assurance that the vendor’s activities comply in all material respects with the servicing criteria applicable to this vendor. The Company is solely responsible for determining that it meets the SEC requirements to apply Interpretation 17.06 for the vendor and related criteria as described in its assertion, and we performed no procedures with respect to the Company’s determination of its eligibility to use Interpretation 17.06.

Our examination disclosed the following material noncompliance with 1122(d)(3)(i)(C) applicable to the Company during the year ended December 31, 2012: The Company inappropriately excluded criterion 1122(d)(4)(ii) from Management’s “Report on Assessment of Compliance with Servicing Criteria” dated March 25, 2013. The failure of the Company to include criterion 1122(d)(4)(ii) as an applicable criterion caused certain material outsourced vendors, which are each not considered a “servicer” as defined under Item 1101(j) of Regulation AB, to be excluded from testing of 1122(d)(1)(ii) within the Regulation AB Attestation Report dated March 25, 2013.

In our opinion, except for the material noncompliance described above, the Company complied, in all material respects, with the aforementioned applicable servicing criteria for the privately and publically issued auto loan asset-backed securities transactions issued since 2007 for which the Company acted as servicer involving auto loans as of and for the year ended December 31, 2012.

Other Matter

The previously issued, unqualified attestation report dated March 25, 2013 has been restated to correct a misstatement in the respective period which was identified subsequent to the date of the attestation report. The identified misstatement is described in the antepenultimate paragraph which discloses the material instance of noncompliance. The opinion of the amended attestation report is different from our previous opinion.

March 25, 2013, except for 1122(d)(1)(ii), 1122(d)(3)(i)(C), and 1122(d)(4)(ii), as to which the date is August 6, 2013